The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. We are not using this preliminary prospectus supplement to offer to sell these securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-72312

Subject to completion, dated November 28, 2007

Preliminary prospectus supplement
(To prospectus dated November 2, 2001)

$
% Senior Notes due

The notes will mature on               . Interest on the notes is payable semi-annually on                and                of each year, beginning          , 2008. We may redeem some or all of the notes at any time and from time to time at the “make whole” redemption price described under the heading “Description of the notes—Optional redemption.” If we experience a “change of control” repurchase event, we may be required to offer to purchase the notes from holders.

The notes will be our senior unsecured obligations, and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding.

Investing in the notes involves risks. See “Risk factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to		Discounts and		Proceeds, before
	public		Commissions		expenses, to Kellogg

Per Note		%		%		%
Total	$		$		$

Interest on the notes will accrue from November   , 2007 to the date of delivery.

We expect to deliver the notes to investors in registered book-entry form through the facilities of The Depository Trust Company and its participants, including Clearstream and the Euroclear System, on or about November   , 2007.

Joint book-running managers

JPMorgan	Barclays Capital	SunTrust Robinson Humphrey

November   , 2007

No person has been authorized to give any information or to make any representations other than those contained in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been any change in the affairs of Kellogg since the date of this prospectus supplement or that the information contained herein or therein is correct as of any time subsequent to its date.

i

Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject to, and qualified in its entirety by reference to, the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Unless otherwise specified or indicated by the context, “Kellogg,” “we,” “us” and “our” refer to Kellogg Company, its divisions and subsidiaries.

Kellogg Company

We are the world’s leading producer of ready-to-eat cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit snacks, frozen waffles and veggie foods. Our products are manufactured in 17 countries and marketed in more than 180 countries around the world. Our products are manufactured primarily in company-owned facilities and are principally sold to the grocery trade through direct sales forces or food brokers for resale to consumers.

Our brands are well recognized around the world. We market our products under well-known registered trademarks, including Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Nutri-Grain, Rice Krispies, Murray, Austin, Morningstar Farms, Famous Amos and Kashi. Our registered trademarks also include the brand names of many popular ready-to-eat cereals and convenience foods, including Special K, All-Bran, Apple Jacks, Kellogg’s Corn Flakes, Kellogg’s Frosted Flakes, Froot Loops, Rice Krispies Treats, and Fudge Shoppe, as well as animated cartoon characters, such as Tony the Tiger, Snap!Crackle!Pop!, Dig ’Em, Toucan Sam and Ernie Elf.

Kellogg Company was incorporated in Delaware in 1922. Our principal executive offices are located at One Kellogg Square, P.O. Box 3599, Battle Creek, Michigan 49016-3599 and our telephone number is (269) 961-2000.

The offering

Issuer	Kellogg Company

Notes offered	$ aggregate principal amount of % senior notes due .

Maturity	.

Interest	% per year. Interest on the notes will accrue from November , 2007 and will be payable on and of each year, beginning on , 2008.

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank on parity with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. As of September 29, 2007, our subsidiaries had $95 million of indebtedness (including outstanding letters of credit).

Optional redemption	We may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

• 100% of the principal amount of the notes being redeemed; and

• the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus           basis points.

We will also pay the accrued and unpaid interest on the notes to the redemption date.

Change of control repurchase event	If we experience a “Change of Control Repurchase Event” (as defined below), we will be required, unless we have exercised our right to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest.

Covenants	Under the indenture, we have agreed to certain restrictions on our ability to incur debt secured by liens and to enter into certain transactions. See “Description of Debt Securities—Certain Covenants,” “—Sale and Leaseback,” and “—Merger, Consolidation or Sale of Assets” in the accompanying prospectus.

Use of proceeds	We expect the net proceeds from the sale of the notes to be approximately $ million, after deduction of expenses and underwriting discounts and commissions. We intend to use the net proceeds from the sale of the notes to repay a portion of our U.S. commercial paper indebtedness. As of September 29, 2007, our total U.S. commercial paper balance of $1,790 million had a weighted average interest rate of 5.68% and a weighted average maturity of 36 days.

Additional notes	The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series.

Denomination and form	We will issue each series of notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme and Euroclear Bank, S.A./ N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk factors	You should carefully read and consider the information set forth in “Risk factors” beginning on page S-5 and the risk factors set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 30, 2006 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended September 29, 2007 before investing in the notes.

Trustee	The Bank of New York Trust Company, N.A.

Summary consolidated financial data

The summary consolidated financial data set forth below as of December 30, 2006, December 31, 2005, January 1, 2005, December 27, 2003 and December 28, 2002 and for each of the years in the five-year period ended December 30, 2006, have been derived from our audited financial statements. The summary financial data as of and for the nine-months ended September 29, 2007 and September 30, 2006 have been derived from our unaudited financial statements. In the opinion of management, the unaudited financial data below were prepared on the same basis as the audited financial data and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of this information. Our results for the nine-months ended September 29, 2007 may not be indicative of our results for the full fiscal year. The following summary data should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. Refer to “Where you can find more information.”

	Nine-Months Ended		Fiscal Year Ended
	September 29,	September 30,	Dec. 30,	Dec. 31,	Jan. 1,	Dec. 27,	Dec. 28,
(Dollars in millions)	2007	2006	2006	2005	2005	2003	2002

Operating Trends
Net Sales	$8,982	$8,323	$10,907	$10,177	$9,614	$8,811	$8,304
Gross Profit as a% of net sales	44.3%	44.5%	44.2%	44.9%	44.9%	44.4%	45.0%
Depreciation and Amortization	275	258	353	392	410	373	350
Operating profit	1,509	1,421	1,766	1,750	1,681	1,544	1,508
Operating profit as a% of net sales	16.8%	17.1%	16.2%	17.2%	17.5%	17.5%	18.2%
Interest expense	233	227	307	300	309	371	391
Net earnings	927	822	1,004	980	891	787	721

Cash flow trends
Net cash provided by operating activities	$1,253	$1,112	$1,410	$1,143	$1,229	$1,171	$1,000
Capital expenditures	(292)	(262)	(453)	(374)	(279)	(247)	(254)

Net cash provided from operating activities reduced by capital expenditures(a)	$961	$850	$957	$769	$950	$924	$746
Net cash used in invest activities	(296)	(257)	(445)	(415)	(270)	(219)	(189)
Net cash used in financing activities	(786)	(614)	(789)	(905)	(716)	(939)	(944)

Capital structure trends
Total assets(b)	$11,272	$11,089	$10,714	$10,575	$10,562	$9,914	$9,991
Property, net	2,894	2,697	2,816	2,648	2,715	2,780	2,840
Short-term debt	2,302	1,982	1,991	1,195	1,029	899	1,197
Long-term debt	2,588	3,053	3,053	3,703	3,893	4,265	4,519
Shareholder’s equity(b)	2,507	2,467	2,069	2,284	2,257	1,443	895

(a)	We use this non-GAAP financial measure to focus management and investors on the amount of cash available for debt repayment, dividend distribution, acquisition opportunities, and share repurchase. It is computed by subtracting capital expenditures from net cash provided by operating activities, both of which amounts are shown in the table above.

(b)	We adopted SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” as of the end of our 2006 fiscal year. The standard generally requires company plan sponsors to reflect the net over- or under-funded position of a defined postretirement benefit plan as an asset or liability on the balance sheet. Accordingly, the 2006 balances associated with the identified captions within this summary were materially affected by the adoption of this standard. Refer to Note 1 to the notes within our consolidated financial statements for the fiscal year ended December 30, 2006, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risk factors

An investment in the notes involves risks. Before deciding whether to purchase the notes, you should consider the risks discussed below or elsewhere in this prospectus supplement or the accompanying prospectus, including those set forth under the heading “Special Note Regarding Forward-Looking Statements” on page 3 of the accompanying prospectus, and in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 30, 2006 and in Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended September 29, 2007 that we have incorporated by reference in this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations.

Any of the risks discussed below or elsewhere in this prospectus supplement, the accompanying prospectus or in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, and other risks we have not anticipated or discussed, could have a material adverse impact on our business, financial condition or results of operations. In that case, our ability to pay interest on the notes when due or to repay the notes at maturity could be adversely affected, and the trading price of the notes could decline substantially.

We have a substantial amount of indebtedness, which could limit financing and other options and adversely affect our ability to make payments on the notes.

We have indebtedness that is substantial in relation to our shareholders’ equity. As of September 29, 2007, on a pro forma basis after giving effect to the issuance of the notes, we had total debt of approximately $      billion and shareholders’ equity of $2.507 billion.

Our substantial indebtedness could have important consequences, including:

•	impairing the ability to obtain additional financing for working capital, capital expenditure or general corporate purposes, particularly if the ratings assigned to our debt securities by rating organizations were revised downward;

•	restricting our flexibility in responding to changing market conditions or making us more vulnerable in the event of a general downturn in economic conditions or our business;

•	requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our debt, reducing the funds available to us for other purposes such as expansion through acquisitions, marketing spending and expansion of our product offerings; and

•	causing us to be more leveraged than some of our competitors, which may place us at a competitive disadvantage.

Our ability to make scheduled payments or to refinance our obligations with respect to indebtedness will depend on our financial and operating performance, which in turn is subject to prevailing economic conditions, the availability of, and interest rates on, short-term financing, and to financial, business and other factors beyond our control.

The notes are effectively subordinated to any secured obligations we may have outstanding and to the obligations of our subsidiaries.

Although the notes are unsubordinated obligations, they are effectively subordinated to any secured obligations we may have, to the extent of the assets that serve as security for those obligations. As of September 29, 2007, we had no secured debt. However, since the notes are obligations exclusively of Kellogg Company, and are not guaranteed by our subsidiaries, the notes are also effectively subordinated to all liabilities of our subsidiaries, to the extent of their assets, since they are separate and distinct legal entities with no obligation to pay any amounts due under our indebtedness, including the notes, or to make any funds available to us, whether by paying dividends or otherwise, so that we can do so. Our subsidiaries are not prohibited from incurring additional debt or other liabilities, including senior indebtedness. If our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of September 29, 2007, our subsidiaries had $95 million of indebtedness (including outstanding letters of credit).

We may incur additional indebtedness.

The indenture governing the notes does not prohibit us from incurring additional indebtedness in the future. We are also permitted to incur additional secured indebtedness that would be effectively senior to the notes subject to the limitations described in the section entitled “Description of Debt Securities—Certain Covenants—Limitations on Liens” in the accompanying prospectus. The indenture governing the notes also permits unlimited additional borrowings by our subsidiaries that are effectively senior to the notes. In addition, the indenture does not contain any restrictive covenants limiting our ability to pay dividends or make any payments on junior or other indebtedness.

An active trading market may not develop for the notes.

The notes are a new issue of securities for which is there is currently no trading market. Although the underwriters have informed us that they currently intend to make a market in the notes after we complete the offering, they have no obligation to do so and may discontinue making a market at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the federal securities laws, and may be limited during the offering of the notes.

If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of the notes;

•	our ratings published by major credit rating agencies;

•	our financial performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

We cannot assure you that an active market for the notes will develop or, if developed, that it will continue.

Our credit ratings may not reflect all risks of an investment in the notes.

The notes will be rated by at least one nationally recognized statistical rating organization. The ratings of our notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

An increase in market interest rates could result in a decrease in the value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase fixed rate notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a “Change of Control Repurchase Event” (as defined below), unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the notes—Repurchase upon change of control repurchase event.”

Use of proceeds

We expect the net proceeds from the sale of the notes to be approximately $      million, after deduction of expenses and underwriting discounts and commissions. We intend to use the net proceeds from the sale of the notes to repay a portion of our U.S. commercial paper indebtedness. As of September 29, 2007, our total U.S. commercial paper balance of $1,790 million had a weighted average interest rate of 5.68% and a weighted-average maturity of 36 days.

Ratio of earnings to fixed charges

The following table shows the unaudited consolidated ratio of earnings to fixed charges for Kellogg and its subsidiaries for the periods indicated:

			Fiscal Year Ended

	Nine-Months Ended
	September 29,		December 30,		December 31,		January 1,		December 27,		December 28,
	2007		2006		2005		2005		2003		2002

Ratio of Earnings to Fixed Charges	5.7	x	5.2	x	5.2	x	5.0	x	3.9	x	3.7	x

For purposes of the ratios of earnings to fixed charges, earnings consist of earnings before income taxes, plus fixed charges and the amortization of capitalized interest less interest capitalized. Fixed charges consist of interest expense, which includes debt issuance costs, capitalized interest, and one-third of rental expense, which we deem to be a reasonable estimate of the portion of our rental expense that is attributable to interest.

Capitalization

The following table sets forth our cash and cash equivalents, short-term debt, long-term debt and shareholders’ equity as of September 29, 2007 and as adjusted to give effect to the sale of the notes offered hereby and the use of the net proceeds from the sale of the notes to repay a portion of our U.S. commercial paper indebtedness as described under “Use of Proceeds.” The following information should be read in conjunction with our consolidated financial statements, including the notes thereto, which are incorporated by reference herein. Refer to “Where you can find more information.”

		At September 29, 2007
(Dollars in millions, except per share information)	Actual	As adjusted

Cash and cash equivalents	$576	$

Short-Term debt:
Notes payable	$1,836	$
Current maturities of long-term debt	466		466

Total short-term debt	$2,302	$

Long-Term debt:
6.60% Notes due 2011	$1,497		$1,497
7.45% Debentures due 2031	1,088		1,088
Notes offered hereby	–
Other	3		3

Total long-term debt	$2,588	$

Shareholders’ equity:
Common stock ($.25 par value per share)	$105		$105
Capital in excess of par value	344		344
Retained earnings	4,190		4,190
Treasury stock at cost	(1,148)		(1,148)
Accumulated other comprehensive income (loss)	(984)		(984)

Total shareholders’ equity	$2,507		$2,507

Total shareholders’ equity and long-term debt	$5,095	$

Description of the notes

As used in this section, “Kellogg,” “we,” “us” and “our” refer to Kellogg Company, the issuer of the notes.

The notes will be issued under an indenture, dated as of March 15, 2001, between Kellogg and The Bank of New York Trust Company, N.A. (successor to BNY Midwest Trust Company), as trustee, as supplemented by supplemental indenture No. 1, dated March 29, 2001 (which are referred to collectively as the “indenture”).

The following description of the particular terms of the notes offered by this prospectus supplement augments, and to the extent inconsistent replaces, the description of the general terms and provisions of the debt securities under “Description of Debt Securities” in the accompanying prospectus. The following discussion summarizes selected provisions of the indenture. Because this is only a summary, it is not complete and does not describe every aspect of the notes and the indenture. Whenever there is a reference to defined terms of the indenture, the defined terms are incorporated by reference, and the statement is qualified in its entirety by that reference.

A copy of the indenture can be obtained by following the instructions under the heading “Where you can find more information” in this prospectus supplement. You should read the indenture for provisions that may be important to you but which are not included in this summary.

General terms of the notes

The notes will mature on          ,     at 100% of their principal amount. The notes will be our unsecured and unsubordinated obligations and will rank on parity with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. As of September 29, 2007, our subsidiaries had $95 million of indebtedness (including outstanding letters of credit).

The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series.

We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue securities having the same ranking and the same interest rate, maturity and other terms as the notes other than issue date, issue price and the payment of interest accruing prior to the issue date of the additional notes. Any additional securities having such similar terms, together with the notes, will constitute a single series of securities under the indenture.

The notes will bear interest at the rate of     % per year from November   , 2007, payable semiannually in arrears on           and           of each year, commencing           , 2008 to the persons in whose names the notes were registered at the close of business on the           or preceding the interest payment date (whether or not a business day). Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for this purpose. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

Any payment otherwise required to be made in respect of notes on a date that is not a business day for the notes may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment. A business day is defined in the indenture as a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

The notes will be issued only in fully registered form without coupons in denominations of $2,000 or any whole multiple of $1,000. No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The notes will be represented by one or more global securities registered in the name of a nominee of DTC. The notes will be available only in book entry form. Refer to “Book-entry delivery and form.”

We will initially appoint the trustee at its corporate trust office as a paying agent, transfer agent and registrar for the notes. We will cause each transfer agent to act as a co-registrar and will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of the notes and registration of transfers of the notes. We may vary or terminate the appointment of any paying agent or transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts. We will provide you with notice of any resignation, termination or appointment of the trustee or any paying agent or transfer agent, and of any change in the office through which any such agent will act.

Optional redemption

The notes may be redeemed at our option, at any time in whole or from time to time in part. The redemption price for the notes to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the redemption date; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Treasury Rate (as defined below), as determined by the Reference Treasury Dealer (as defined below), plus basis points;

plus, in each case, accrued and unpaid interest on the notes to the redemption date. Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Quotation.

“Reference Treasury Dealer” means (A) J.P. Morgan Securities Inc. and Barclays Capital Inc. (or their respective affiliates which are Primary Treasury Dealers), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent or the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the securities of any series are to be redeemed, the securities to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate. The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Repurchase upon change of control repurchase event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (equal to $2,000 or in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 above that amount.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. An offer to repurchase the notes upon a Change of Control Repurchase Event may be made in advance of a Change of Control Repurchase Event, if a definitive agreement is in place for a Change of Control at the time of the making of a such an offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below Investment Grade Rating Event” occurs if both the rating on the note is lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular

Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2) the adoption of a plan relating to our liquidation or dissolution;

(3) the first day on which a majority of the members of our Board of Directors are not Continuing Directors;

(4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock, measured by voting power rather than number of shares.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets of those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Book-entry delivery and form

The notes will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and registered in the name of the Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global notes through DTC, Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./ NV, as operator of the Euroclear System (“Euroclear”) if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Clearstream’s and Euroclear’s depositaries will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

DTC has advised us that it is (1) a limited purpose trust company organized under the laws of the State of New York, (2) a “banking organization” within the meaning of the New York Banking Law, (3) a member of the Federal Reserve System, (4) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended and (5) a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, referred to as “indirect participants,” that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. We make no representation as to the accuracy or completeness of such information.

Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream participants”). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions, to the extent received by the U.S. Depositary for Clearstream, with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.

Euroclear has advised that it was created in 1968 to hold securities for its participants (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.

If (1) we notify the trustee in writing that DTC, Euroclear or Clearstream is no longer willing or able to act as a depositary or clearing system for the notes or DTC ceases to be registered as a clearing agency under the Exchange Act, and a successor depositary or clearing system is not appointed within 90 days of this notice or cessation, (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in definitive form under the indenture or (3) upon the occurrence and continuation of an event of default under the indenture with respect to the notes, then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated notes in the name of the person or persons or the nominee of any of these persons and cause the same to be delivered to these persons. Neither we nor the trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Title to book-entry interests in the global notes will pass by book-entry registration of the transfer within the records of DTC, Clearstream or Euroclear in accordance with their respective procedures. Book-entry interests in the global notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Book-entry interests in the notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. A further description of DTC’s procedures with respect to the global notes is set forth in the prospectus under “Description of Debt Securities—Global Securities”. Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Global clearance and settlement procedures

Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures and within the established deadlines (Brussels time) of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent notes settlement processing and dated the business day following the DTC settlement date. Credits or any transactions of the type described above settled during subsequent notes settlement processing will be reported to the relevant Euroclear or Clearstream participants on the business day that the processing occurs. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures. The foregoing procedures may be changed or discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Modification of the indenture

The indenture contains provisions permitting us and the trustee to execute supplemental indentures adding, changing or eliminating certain specified provisions to the indenture or any supplemental indenture with respect to the securities. However, no supplemental indenture may, among other things, (a) extend the final maturity of any security, or reduce the principal amount thereof or any premium thereon or reduce the rate or extend the time of payment of any interest thereon or reduce any amount payable upon any redemption thereof, without the consent of the holder of each security so affected, or (b) reduce the percentage of securities that is required to approve a supplemental indenture, without the consent of the holders of each security so affected.

Governing law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

We maintain customary banking relationships with The Bank of New York Trust Company, N.A., the trustee under the indenture, and its affiliates.

Material U.S. federal income tax considerations

The following is a general discussion of certain United States federal tax consequences of the acquisition, ownership and disposition of the notes by initial holders of notes, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the Internal Revenue Code of 1986 (the “Code”), the Treasury Regulations thereunder and administrative rulings and court decisions, all as of the date hereof, and all of which are subject to change, possibly retroactively. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the notes (“Holders”) who purchase notes at their original issue price for cash and who hold such notes as capital assets within the meaning of Section 1221 of the Code. This discussion assumes that the notes are not issued with original issue discount as that term is defined in the Code and Treasury Regulations. This discussion does not consider any specific facts or circumstances that may apply to a particular Holder (including, for example, a financial institution, a broker-dealer, an insurance company, a tax-exempt organization, a partnership or other pass-through entity, an expatriate, a real estate investment trust, a regulated investment company, or a person that holds securities as part of a straddle, hedge, conversion transaction, or other integrated investment). This discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar. In addition, this discussion does not address U.S. federal alternative minimum tax or estate and gift tax consequences or any aspect of state, local or foreign taxation. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and we cannot assure you that the IRS will agree with such statements and conclusions.

For purposes of this discussion, a “U.S. Holder” means a Holder that is, for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or if a valid election to be treated as a U.S. person is in effect with respect to such trust. A Non-U.S. Holder is a Holder that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

A partnership for U.S. federal income tax purposes is not subject to income tax on income derived from holding the notes. A partner of a partnership may be subject to tax on such income under rules similar to the rules for U.S. Holders or Non-U.S. Holders depending on whether (i) the partner is a U.S. person and (ii) the partnership is engaged in a U.S. trade or business to which income or gain from the notes is effectively connected. If you are a partner of a partnership acquiring the notes, you should consult your tax advisor about the tax consequences of acquiring, holding and disposing of the notes.

To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this prospectus supplement and accompanying prospectus was not intended or written to be used, and cannot be used, by any taxpayer for the purpose of avoiding tax-related penalties under the Code. The tax advice contained in this prospectus supplement and accompanying prospectus was written to support the promotion or marketing of the transaction(s) or matter(s) addressed by this prospectus supplement and the accompanying prospectus. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR INDEPENDENT TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING, AND DISPOSING OF THE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL, OR OTHER TAXING JURISDICTION.

U.S. federal income taxation of U.S. Holders

Payments of interest

Interest on a note will be “qualified stated interest,” as that term is defined in the Code and the Treasury Regulations, and generally will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder’s method of accounting for tax purposes.

Disposition

In general, a U.S. Holder will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of the notes measured by the difference between (1) the amount of cash and fair market value of property received (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (2) the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in the notes generally will equal the cost of the notes to the U.S. Holder, less any principal payments received by such U.S. Holder. Any gain or loss will generally be long-term capital gain or loss, provided the notes were capital assets in the hands of the U.S. Holder and had been held for more than one year. In the case of individual U.S. Holders, long-term capital gain is subject to a maximum U.S. federal income tax rate of: (1) 15 percent for taxable years beginning on or before December 31, 2010 and (2) 20% for taxable years ending after December 31, 2010. The deductibility of capital losses by U.S. Holders is subject to limitations.

U.S. federal income taxation of Non-U.S. Holders

Payments of interest

Subject to the discussion of backup withholding below, payments of interest on the notes to a Non-U.S. Holder will not be subject to U.S. federal withholding tax, unless such payments are effectively connected with the conduct of a U.S. trade or business, and in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained in the United States by the Non-U.S. Holder, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership; and either (a) the beneficial owner of the notes certifies to us or our agent on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”) holds the notes on behalf of the beneficial owner and certifies to us or our agent, under penalties of perjury, that such a certification has been received from the beneficial owner by it, or by a Financial Institution between it and the beneficial owner, and furnishers us with a copy thereof.

The requirements set forth in the bulleted clauses above are known as the “Portfolio Interest Exception.”

If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exception, payments of interest made to such Non-U.S. Holder will be subject to 30% U.S. federal withholding tax unless the beneficial owner of the note provides us or our agent, as the case may be, with a properly executed:

•	IRS From W-8BEN (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding under a tax treaty (a “Treaty Exemption”), or

•	IRS Form W-8 ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to regular graduated U.S. tax rates described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims a Treaty Exemption to provide its U.S. taxpayer identification number.

Each Non-U.S. Holder is urged to consult its own independent tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that statements on the form are false.

If interest on the notes is effectively connected with a U.S. trade or business of the Non-U.S. Holder (and if required by an applicable treaty, attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation and interest on the note is effectively connected with its U.S. trade or business (and if required by applicable treaty, attributable to a U.S. permanent establishment), such Holder may be subject to a branch profits tax equal to 30% (unless reduced by treaty) in respect of such interest.

Disposition

Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to the United States federal income tax on gain realized on the sale, exchange or other disposition of the notes, unless (a) that Holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other requirements are met or (b) the gain is effectively connected with the conduct of a United States trade or business of the Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange or other disposition of a note will be subject to U.S. federal income tax to the extent interest would have been subject to U.S. federal income tax as described under “—U.S. federal income taxation of Non-U.S. Holders—Payments of interest.”

Information reporting and backup withholding

We will, where required, report to Holders and the IRS the amount of any interest paid on the notes in each calendar year and the amounts of federal tax withheld, if any, with respect to payments. A non-corporate U.S. holder may be subject to information reporting and to backup withholding at a current rate of 28% with respect to payments of principal and interest made on offered debt, or on proceeds of the disposition of the notes before maturity, unless that U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

Under the Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or any agent thereof (in its capacity as such) to a Non-U.S. Holder if such Non-U.S. Holder has provided the required certification that it is not a U.S. person on the form W-8BEN or has otherwise established an exemption (provided that neither Kellogg nor its agent has actual knowledge that such holder is a U.S. person or that the conditions of any exemption are not in fact satisfied).

Payments of the proceeds from the sale of the notes to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except if the broker is (1) a U.S. person, (2) a “controlled foreign corporation,” (3) a foreign person 50% of more of whose gross income for certain periods is effectively connected with a United States trade or business or (4) a foreign partnership, if at any time during its taxable year, one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its taxable year, the foreign partnership is engaged in a United States trade or business, unless the Non-U.S. Holder establishes an exception as specified in the Treasury Regulations regarding backup withholding and information reporting, as applicable. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Holder’s United States Federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Non-U.S. Holders should consult their own tax advisors regarding the effect, if any, of the Treasury Regulations on their particular situation.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, the underwriters named below, for whom J.P. Morgan Securities Inc., Barclays Capital Inc. and SunTrust Robinson Humphrey, Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of the notes set forth opposite its name below:

Principal amount
Underwriter	of notes

J.P. Morgan Securities Inc.	$
Barclays Capital Inc.
SunTrust Robinson Humphrey, Inc.

Total	$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes directly to the public at the offering prices described on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of     % of the principal amount of the fixed rate senior notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess% of the principal amount of the fixed rate senior notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by Kellogg

Per Note		%
Total	$

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time. The notes are new issues of securities and there are currently no established trading markets for the notes. We do not intend to apply for listings of the notes on any securities exchange or quotation on an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any markets for the notes. The underwriters have advised us that they currently intend to make a market in the notes of each series. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, it has not made and will not make an offer of notes to the public in that Member State except that it may, with effect from and including such date, make an offer of notes to the public in that Member State:

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €343,000,000; and (3) an annual net turnover of more than €350,000,000, as shown in its last annual or consolidated accounts; or

•	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/7I/EC and includes any relevant implementing measure in that Member State.

Each underwriter has represented and agreed that (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and (b) it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $     .

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates.

Legal matters

The validity of the notes offered hereby and certain other legal matters in connection with the sale of the notes will be passed upon for us by Gary H. Pilnick, our Senior Vice President, General Counsel, Corporate Development and Secretary, and by Kirkland & Ellis LLP, Chicago, Illinois. Certain legal matters relating to the notes offered hereby will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois. As of October 31, 2007, Mr. Pilnick beneficially owned 54,694 shares of our common stock (of which 11,000 shares are restricted) and held options to purchase 303,171 shares of our common stock.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 30, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register the notes covered by this prospectus supplement and the accompanying prospectus. The accompanying prospectus forms a part of that registration statement and does not contain all of the information in the registration statement or the exhibits to the registration statement.

We are subject to the informational requirements of the Securities Exchange Act of 1934 and therefore file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may review a copy of those reports, statements or other information at the Securities and Exchange Commission’s public reference room at 100 F Street, Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms.

Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at http:///www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement and the accompanying prospectus or in later filed documents incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement and the accompanying prospectus.

Kellogg Company Filings

(File No. 1-4171)	Period or date filed

Annual Report on Form 10-K	Fiscal Year ended December 30, 2006.
Quarterly Report on Form 10-Q	Fiscal Quarters ended March 31, 2007, June 30, 2007 and September 29, 2007.
Current Reports on Form 8-K	Filed on February 1, 2007, February 20, 2007, May 31, 2007, June 13, 2007, July 19, 2007, July 23, 2007, August 10, 2007 and November 7, 2007.

We are also incorporating by reference additional documents that we will file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of this offering (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein). These include periodic reports, such as Annual Reports on Form 10K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You can request a free copy of any or all of these documents by writing to or calling the following address or telephone number:

Kellogg Company
One Kellogg Square
Battle Creek, Michigan 49016
Telephone: (269) 961-2800
Attn: Investor Relations

This section supercedes and replaces the section in the accompanying prospectus captioned “WHERE YOU CAN FIND MORE INFORMATION.”

PROSPECTUS

$2,000,000,000

KELLOGG COMPANY

Debt Securities and Debt Warrants

Common Stock and Common Stock Warrants
Purchase Contracts
Units

KELLOGG COMPANY CAPITAL TRUST I

KELLOGG COMPANY CAPITAL TRUST II
KELLOGG COMPANY CAPITAL TRUST III
KELLOGG COMPANY CAPITAL TRUST IV

Trust Preferred Securities

Fully and Unconditionally Guaranteed by
Kellogg Company

     We or, as applicable, the Kellogg Company Capital Trusts may offer from time to time the following types of securities:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes or other unsecured evidences of indebtedness;

•	warrants to purchase debt securities;

•	shares of our common stock;

•	warrants to purchase common stock;

•	purchase contracts;

•	units;

•	trust preferred securities issued by one of the Kellogg Company Capital Trusts; or

•	any combination of these securities.

     We may also issue common stock upon conversion, exchange or exercise of any of the securities listed above. The securities will have an aggregate initial offering price of up to $2,000,000,000 or an equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. The securities may be offered separately or together in any combination and as separate series.

     We will provide the specific terms of the securities in supplements to this prospectus. We can only use this prospectus to offer and sell any specific security by also including a prospectus supplement for that security. You should read this prospectus and the prospectus supplements carefully before you invest.

     Our common stock is traded on the New York Stock Exchange under the symbol “K”.

     Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. It is a criminal offense for anyone to tell you otherwise.

The date of this prospectus is November 2, 2001

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register the securities covered by this prospectus. This prospectus forms a part of that registration statement and does not contain all of the information in the registration statement or the exhibits to the registration statement.

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and therefore file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may review a copy of those reports, statements or other information at the Securities and Exchange Commission’s public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

      Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

      The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

KELLOGG COMPANY FILINGS

(File No. 1-4171)	Period or Date Filed

Annual Report on Form 10-K	Fiscal Year ended December 31, 2000
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2000 and June 30, 2001
Description of Common Stock	Filed as Item 14 to Kellogg Company’s Form 10 dated March 20, 1959
Current Reports on Form 8-K or Form 8-K/A	Filed April 2, May 8 and May 15, 2001

      We are also incorporating by reference additional documents that we will file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      You can request a free copy of any or all of these documents by writing to or calling the following address or telephone number:

Kellogg Company

One Kellogg Square
Battle Creek, Michigan 49016
Telephone: (616) 961-2000
Attn: General Counsel

      You should rely only on the information contained or incorporated by reference in this prospectus before deciding whether to purchase the securities being sold by this prospectus. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this prospectus. This prospectus is dated November 2, 2001. You should not assume that the information contained in this prospectus is accurate as of any date other than that date unless the information specifically indicates that another date applies. If you are in a jurisdiction where it is unlawful to offer to convert or sell or to ask for offers to convert or buy the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct those activities, then the offer presented in this prospectus does not extend to you.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents we incorporate by reference contain “forward-looking statements” with projections concerning, among other things, our strategy and plans; integration activities, costs, and savings related to our acquisition of Keebler Foods Company; cash outlays and savings related to restructuring actions; the impact of accounting changes; our ability to meet interest and debt principal repayment obligations; the effect of the Keebler acquisition on factors that impact the effective income tax rate, amortization expense, cash flow, property addition expenditures, reserve utilization and interest expense. Forward-looking statements include predictions of future results or activities and may contain the words “expect,” “believe,” “will,” “will deliver,” “anticipate,” “project,” “should”, or words or phrases of similar meaning. Our actual results or activities may differ materially from these predictions. In particular, future results or activities could be affected by factors related to the Keebler acquisition, including integration problems, failures to achieve savings, unanticipated liabilities, and the substantial amount of debt incurred to finance the acquisition, which could, among other things, hinder our ability to adjust rapidly to changing market conditions, make us more vulnerable in the event of a downturn and place us at a competitive disadvantage relative to less leveraged competitors. In addition, our future results could be affected by a variety of other factors, including:

•	competitive conditions in our markets;

•	marketing spending levels and pricing actions of competitors;

•	the impact of competitive conditions, marketing spending, and/or incremental pricing actions on actual volumes and product mix;

•	effectiveness of advertising and marketing spending or programs;

•	the success of new product introductions;

•	the availability of and interest rates on short-term financing;

•	the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs;

•	commodity price and labor cost fluctuations;

•	changes in consumer preferences;

•	changes in U.S. or foreign regulations affecting the food industry;

•	expenditures necessary to carry out restructuring initiatives and savings derived from these initiatives, and;

•	foreign economic conditions, including currency rate fluctuations.

      Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them.

KELLOGG COMPANY

      Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, meat alternatives, pie crusts, and ice cream cones. Kellogg products are manufactured in 19 countries and marketed in more than 160 countries around the world. Kellogg is managed in two major divisions — the United States and International — with International further delineated into Europe, Latin America, Canada, Australia, and Asia. Our products are manufactured primarily in company-owned facilities and are principally sold to the grocery trade through direct sales forces or food brokers for resale to consumers.

      Kellogg’s brands are well recognized around the world. We market our products under well-known trademarks, including Kellogg’s, Keebler, Pop-Tarts, Eggo, Nutri-Grain, Morningstar Farms, Cheez-It, Carr’s and Famous Amos. Our trademarks also include the brand names of many popular ready-to-eat cereals, including Apple Jacks, Kellogg’s Corn Flakes, Kellogg’s Frosted Flakes, Froot Loops and Rice Krispies, as well as animated cartoon characters, such as Tony the Tiger, Snap!Crackle!Pop!, Dig ’Em and Toucan Sam.

      Kellogg Company was incorporated in Delaware in 1922. Our principal executive offices are located at One Kellogg Square, P.O. Box 3599, Battle Creek, Michigan 49016-3599 USA and our telephone number is (616) 961-2000.

ABOUT THE TRUSTS

      The four trusts, Kellogg Company Capital Trust I, II, III and IV, are Delaware business trusts formed to raise capital for us by issuing preferred securities under this prospectus and a prospectus supplement, and investing the proceeds in subordinated debt securities issued by us.

      We will directly or indirectly own all of the common securities of each of our trust subsidiaries. The common securities will rank equally with, and each trust will make payments on the common securities in proportion to, the trust preferred securities, except that if an event of default occurs under the declaration of one of the trusts, our rights, as holder of the common securities, to payments will be subordinated to your rights as holder of the trust preferred securities. We will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to three percent of the total capital of each of our trusts.

      As holder of the common securities of the trusts, we are entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of each of our trusts, provided that the number of trustees shall be at least three. Each of our trusts’ business and affairs will be conducted by the trustees we appoint. The trustees’ duties and obligations are governed by the trusts’ declarations. Prior to the issuance of any trust preferred securities, we will ensure that one trustee of each trust is a financial institution that will not be an affiliate of ours and that will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one trustee of each of our trusts will have its principal place of business or reside in the State of Delaware.

      We will pay all of our trusts’ fees and expenses, including those relating to any offering of trust preferred securities. In addition, we will enter into a guarantee with respect to each series of trust preferred securities under which we will irrevocably and unconditionally agree to make certain payments to the holders of that series of trust preferred securities, subject to applicable subordination provisions, except that the guarantee will only apply when the trust has sufficient funds immediately available to make those payments but has not made them.

      The principal office of each of the trusts is c/o Kellogg Company, One Kellogg Square, P.O. Box 3599, Battle Creek, Michigan 49016-3599 USA and our telephone number is (616) 961-2000.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows the unaudited consolidated ratio of earnings to fixed charges for Kellogg Company and its subsidiaries for the periods indicated:

	Six Months
	Ended
	June 30,		Year Ended December 31,

	2001	2000	2000	1999	1998	1997	1996

Ratio of earnings to fixed charges	3.2x	7.4x	6.6x	4.9x	6.6x	7.9x	11.0x

      For purposes of the ratios of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense, which includes debt issuance costs, and one-third of rental expense, which we deem to be a reasonable estimate of the portion of our rental expense that is attributable to interest. A statement setting forth the computation of the ratios of earnings to fixed charges is filed as an exhibit to the Registration Statement of which this prospectus is a part.

USE OF PROCEEDS

      Unless we specify otherwise in the applicable prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of the securities for general corporate purposes. Each trust will invest all proceeds received from the sale of its trust preferred securities in a particular series of subordinated debt securities to be issued by us.

DESCRIPTION OF DEBT SECURITIES

      This section describes the terms of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such debt securities will be outlined in the applicable prospectus supplement. The debt securities may be issued from time to time in one or more series.

      We will issue the senior debt securities under an indenture, entered into between Kellogg Company and BNY Midwest Trust Company, as trustee, dated March 15, 2001, as supplemented by supplemental indenture No. 1 dated March 29, 2001 and as may be supplemented by one or more additional supplemental indentures (the “senior indenture”). We will issue the subordinated debt securities under a separate subordinated indenture to be entered into between Kellogg Company and a bank or trust company selected by us to act as trustee (as may be supplemented by one or more supplemental indentures, the “subordinated indenture”). The senior indenture and the subordinated indenture are sometimes referred to collectively as the “indentures.” The trustees under the senior indenture and under the subordinated indenture are referred to herein as the “indenture trustees.”

      Numerical references in parentheses below are to sections in the applicable indenture. Wherever we refer to particular sections or defined terms of an indenture, those sections or defined terms are incorporated by reference in this description as part of the statement made, and the statement is qualified in its entirety by such reference. As used in this section “we,” “us,” “our,” “Kellogg,” or the “Company” refers to Kellogg Company, and not to any of our subsidiaries, unless explicitly stated.

General

      The indentures provide that we may issue debt securities in separate series from time to time in an unlimited amount. We may specify a maximum aggregate principal amount for the debt securities of any series. (Section 2.3) The debt securities will have terms and provisions that are not inconsistent with the indentures, including our determination as to maturity, principal and interest. Unless otherwise indicated in a prospectus supplement, the senior debt securities will be our unsecured obligations and will rank on parity with all other unsecured and unsubordinated indebtedness. The subordinated debt securities will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all of our senior debt as described in the applicable prospectus supplement.

      Our assets consist primarily of the common stock of our subsidiaries, and we conduct no substantial business or operations of our own. Accordingly, our right, and the right of our creditors (including the holders of the debt securities), to participate in any distribution of assets of any of our subsidiaries upon liquidation or reorganization will be subject to the prior claims of creditors of such subsidiary, except to the extent that our claims as a creditor of such subsidiary may be recognized.

      If subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities, such subordinated debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

      We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the person to whom any interest on any of the debt securities will be payable, if other than the person in whose name that debt security is registered at the close of business on the record date for such interest payment;

•	the date or dates on which the principal of any of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the record date for any such interest payable;

•	the place or places where the principal of and any premium and interest on any of such debt securities will be payable;

•	the obligation, if any, we have to redeem or purchase any of the debt securities out of any sinking fund or at the option of the holder, and the period or periods within which, the price or prices at which and the terms and conditions on which any of such debt securities will be redeemed or purchased, in whole or in part;

•	the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if the amount of principal, premium, if any, or interest on any of the debt securities may be determined with reference to an index or by a formula, the manner in which such amounts will be determined;

•	if other than the currency of the United States, the currency, currencies or currency units in which the principal, premium, if any, or interest on any of the debt securities will be payable;

•	if the principal, premium, if any, or interest on any of the debt securities is to be payable, at our election or the election of the holder, in one or more currencies other than those in which the debt securities are stated to be payable, the currencies in which payment of the principal, premium, if any, and interest on the debt securities as to which such election is made will be payable, the periods within which and the terms and conditions upon which such election is to be made and the amount so payable;

•	if other than the entire principal amount thereof, the portion of the principal amount of debt securities which will be payable upon declaration of acceleration of the maturity thereof;

•	if the principal amount payable at the stated maturity of any of the debt securities is not determinable upon original issuance, the amount which will be deemed to be the principal amount of the debt securities for any other purpose thereunder or under the indentures, including the principal amount which will be due and payable upon any maturity, other than the stated maturity, or which will be deemed to be outstanding as of any date (or, in any such case, any manner in which such principal amount is to be determined);

•	if applicable, that the debt securities, in whole or any specified part, are defeasible;

•	whether any of the debt securities will be issuable in whole or in part in the form of one or more global securities;

•	any deletions from, modifications of or additions to the events of default applicable to any of the debt securities and any change in the right of an indenture trustee or the holders to declare the principal amount of any debt securities due and payable;

•	any deletions from, modifications of or additions to the covenants applicable to any debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the indentures but which may modify or delete any provision of the indentures insofar as it applies to such series; provided that no term of the indentures may be modified or deleted if imposed under the Trust Indenture Act of 1939, as amended, and that any modification or deletion of the rights, duties or immunities of the indenture trustee shall have been consented to in writing by the indenture trustee.

(Section 2.3)

      Debt securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount will be described in the applicable prospectus supplement under “United States Taxation — United States Holders.” Special United States tax and other considerations applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement under such caption and under “Foreign Currency Risks.”

      The above is not intended to be an exclusive list of the terms that may be applicable to any debt securities and we are not limited in any respect in our ability to issue debt securities with terms different from or in addition to those described above or elsewhere in this prospectus, provided that the terms are not inconsistent with the applicable indenture. Any applicable prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to the debt securities.

      For a description of additional provisions that may be applicable to subordinated debt securities that we may issue in connection with an offering of trust preferred securities under this prospectus, you should read “Description of Trust Preferred Securities.”

Form, Exchange and Transfer

      The debt securities of a series may be issued solely as registered securities, solely as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt securities of a series may be issuable in whole or in part in the form of one or more global debt securities, as described below under “Global Securities.”

      Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. If debt securities of any series are issuable as both registered securities and as bearer securities, at the option of the holder, subject to the terms of the indentures, bearer securities of such series will be exchangeable for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in the applicable prospectus supplement, any bearer security surrendered in exchange for a registered security between a record date or a special record date for defaulted interest and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest represented by that coupon will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the indenture. Bearer securities will not be issued in exchange for registered securities.

      No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. The transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 2.8) We have appointed the indenture trustee as security registrar. (Section 3.2) Any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement.

      In the event that we redeem, in whole or in part, debt securities of any series, we will not be required to issue, register the transfer of or exchange any debt securities during a period beginning on the opening of business 15 days before the mailing of a notice of redemption of debt securities for redemption or to register the transfer of or exchange of any debt security so selected for redemption in whole or in part, except, in the case of any debt security to be redeemed in part, the portion thereof not redeemed.

Global Securities

      The debt securities of any series may be represented by one or more global securities which will have an aggregate principal amount equal to that of the debt securities they represent. Each global security will be registered in the name of the Depository Trust Company (“DTC”) as depositary, or any other depositary identified in the applicable prospectus supplement. Each global security will be deposited with DTC or such other depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer as may be provided by the indentures.

      DTC has advised us that DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book- entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include:

•	securities brokers and dealers;

•	banks;

•	trust companies;

•	clearing corporations; and

•	certain other organizations.

      Access to DTC’s book entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

      No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the indentures;

•	there shall have occurred and be continuing an event of default with respect to the debt securities represented by such global security; or

•	there shall exist such circumstances as may be described in the applicable prospectus supplement.

      The laws of some jurisdictions require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

      As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or such nominee, will be considered the sole owner and holder of such global security and the debt securities represented by it. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange for the global security and will not be considered to be the owners or holders of the global security or any debt securities represented by the global security for any purpose under the debt securities or the indentures. All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee, as its holder.

      Ownership of beneficial interests in a global security will be limited to participants or to persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant. Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither Kellogg, the indenture trustee nor any agent of Kellogg or the indenture trustee will have any responsibility or liability for any aspect of the depositary or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to such beneficial ownership interests.

      Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the depositary’s same-day funds settlement system, in which case settlement of secondary market trading activity in those beneficial interests would be required by the depositary to be made in immediately-available funds. There is no assurance as to the effect, if any, that settlement in immediately-available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of beneficial interests in the global security may be required to be made in immediately-available funds.

Payment and Paying Agents

      Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a registered security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment and payment of interest on an unregistered security will be made upon surrender of the coupon appertaining to the unregistered security in respect of the interest due on the applicable interest payment date. (Section 2.7)

      Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agent or paying agents as we may designate for that purpose from time to time. Notwithstanding, at our option, payment of any interest may be made by check mailed to the address of the person entitled to the interest, as the address appears in the security register. (Section 2.12)

      So long as debt securities remain outstanding, we will maintain an office or agency where the debt securities may be presented or payment. We will give notice to the trustee of the location of any office or agency or any change in the location of the office or agency. In the case we fail to designate an office or agency, presentations and demands may be made at the corporate trust office. (Section 3.2)

Subordination of Subordinated Debt Securities

      Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subordinated debt securities.

      The subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness. (Section 14.1 of the subordinated indenture) In the event of:

•	any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, with respect to Kellogg or its assets; or

•	any liquidation, dissolution or other winding up of Kellogg, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

•	any assignment for the benefit of creditors or any other marshaling of assets and liabilities of Kellogg,

then the holders of senior indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness, or provision shall be made for such payment to the holders of senior indebtedness in cash, before the holders of subordinated debt securities are entitled to receive any payment on account of principal, premium, if any, or interest on subordinated debt securities, other than payments:

•	from a trust of the type described in “-Satisfaction and Discharge of Indenture” below;

•	in Kellogg capital stock; or

•	in other securities which are payable no earlier than the final stated maturity date of the subordinated debt securities of the series, have terms no more restrictive than those of the subordinated debt securities of the series and are subordinated in right of payment to the senior indebtedness at least to the same extent as the subordinated debt securities of the series.

(Section 14.2 of the subordinated indenture) By reason of this subordination, in the event of liquidation or insolvency, holders of senior debt securities may recover more, ratably, than the holders of the subordinated debt securities.

      In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due before the holders of the subordinated debt securities will be entitled to receive any payment upon the principal of or any premium or interest on the subordinated debt securities, other than payments:

•	from a trust of the type described in “-Satisfaction and Discharge of Indenture” below;

•	in Kellogg capital stock; or

•	in other securities which are payable no earlier than the final stated maturity date of the subordinated debt securities of the series, have terms no more restrictive than those of the subordinated debt securities of the series and are subordinated in right of payment to the senior indebtedness at least to the same extent as the subordinated debt securities of the series. (Section 14.3 of the subordinated indenture)

If

•	we default in the payment of any principal of, or premium, if any, or interest on any senior indebtedness when it becomes due and payable after any applicable grace period, and the default is continuing;

•	there is any other default in respect of our senior indebtedness which has occurred and is continuing which would permit the senior indebtedness to be accelerated;

•	there is any judicial proceeding pending regarding any default in respect of our senior indebtedness; or

•	the subordinated debt securities of the series are accelerated,

then, unless and until the event of default is cured or waived or ceases to exist, any acceleration is rescinded or annulled or any judicial proceeding is terminated, we cannot make any payment on account of or acquire the subordinated debt securities prior to the repayment in full of our outstanding senior indebtedness. (Section 14.4 of the subordinated indenture)

      The subordinated indenture does not limit or prohibit the issuance of additional senior debt securities, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to other obligations of Kellogg.

      Unless otherwise specified with respect to a series of subordinated debt securities, “Senior Indebtedness” under the subordinated indenture, with respect to Kellogg, means the principal of, premium, if any, interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, but only to the extent allowed or permitted to the holder against the bankruptcy or any other insolvency estate of Kellogg) and any other amounts due on or in connection with any of the following indebtedness, incurred, assumed or guaranteed by Kellogg, whether or not outstanding on the date Kellogg issues any series of subordinated debt securities (including renewals, extensions and refundings of these obligations):

•	all obligations of Kellogg for borrowed money and all obligations evidenced by bonds, debentures, notes or other similar instruments issued by Kellogg;

•	all capital lease obligations of Kellogg;

•	all obligations of the types referred to above of other persons secured by a lien on any asset of Kellogg, whether or not the obligation is assumed by Kellogg; and

•	all obligations of the types referred to above of other persons for the payment of which Kellogg is responsible or liable as obligor or guarantor, except for:

•	any indebtedness, including other series of debt securities issued under the subordinated debt securities indenture, created or evidenced by or outstanding pursuant to an instrument that expressly provides that the indebtedness is subordinated to any other indebtedness of ours, unless that indebtedness expressly provides that it will be senior to the subordinated debt securities of the series;

•	any indebtedness that by its terms states that it will not be senior in right of payment to the subordinated debt securities of the series; and

•	any indebtedness of ours to any of our affiliates or subsidiaries.

(Section 14.1 of subordinated indenture)

      The prospectus supplement may further describe the provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series.

Certain Covenants

     Limitations on Liens

      Under the senior indenture, if we or any of our Restricted Subsidiaries (as defined below) incur debt that is secured by a Principal Property (as defined below) or stock or debt of a Restricted Subsidiary, we must secure the new senior debt securities at least equally and ratably with the secured debt.

      Under the subordinated indenture, if we or any of our Restricted Subsidiaries incur debt that is on parity in right of payment with or junior in interest to the subordinated debt securities and that is secured by a Principal Property or stock or debt of a Restricted Subsidiary, we must secure the new subordinated debt securities at least equally and ratably with the secured debt.

      The foregoing restrictions shall not apply to:

•	mortgages on property, shares of stock or indebtedness (referred to in this prospectus as “property”) of any corporation existing at the time the corporation becomes a Restricted Subsidiary;

•	mortgages existing at the time of an acquisition;

•	purchase money and construction mortgages which are entered into or for which commitments are received within a certain time period;

•	mortgages in our favor or in favor of a Restricted Subsidiary;

•	mortgages on property owned or leased by us or a Restricted Subsidiary in favor of a governmental entity or in favor of the holders of debt securities issued by any such entity, pursuant to any contract or statute (including mortgages to secure debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to the mortgages;

•	mortgages existing at the date of the indenture;

•	certain landlords’ liens;

•	mortgages to secure partial, progress, advance or other payments or any debt incurred for the purpose of financing all or part of the purchase price or cost of construction, development or substantial repair, alteration or improvement of the property subject to such mortgage if the commitment for such financing is obtained within one year after completion of or the placing into operation of such constructed, developed, repaired, altered or improved property;

•	mortgages arising in connection with contracts with or made at the request of governmental entities;

•	mechanics’ and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

•	mortgages arising from deposits with or the giving of any form of security to any governmental authority required as a condition to the transaction of business or exercise of any privilege, franchise or license;

•	mortgages for taxes, assessments or governmental charges or levies which, if delinquent, are being contested in good faith;

•	mortgages (including judgment liens) arising from legal proceedings being contested in good faith; or

•	any extension, renewal or replacement of these categories of mortgages.

      However, if the total amount of our secured debt and the present value of any remaining rent payments for certain sale and leaseback transactions involving a Principal Property would not exceed 10% of our total assets, this requirement does not apply. (Section 3.6)

Sale and Leaseback

      The indentures provide that we will not enter, nor will we permit any Restricted Subsidiary to enter, into a sale and leaseback transaction of any Principal Property (except for temporary leases for a term of not more than three years and except for leases between us and a Restricted Subsidiary or between Restricted Subsidiaries) unless: (a) we or such Restricted Subsidiary would be entitled to issue, assume or guarantee debt secured by the property involved at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the debt securities issued pursuant to the indenture (provided that such Attributable Debt shall thereupon be deemed to be debt subject to the provisions of the preceding paragraph), or (b) an amount in cash equal to such Attributable Debt is applied to the non- mandatory retirement of our long-term non-subordinated debt or long-term debt of a Restricted Subsidiary. Attributable Debt is defined as the present value (discounted at an appropriate rate) of the obligation of a lessee for rental payments during the remaining term of any lease. (Section 3.7)

      The term “Subsidiary” is defined to mean any corporation which is consolidated in our accounts and any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of that corporation is at the time owned or controlled solely by us or in conjunction with or by one or more Subsidiaries. The term “Restricted Subsidiary” is defined to mean any Subsidiary:

•	substantially all of the property of which is located within the continental United States,

•	which owns a Principal Property, and

•	in which our investment exceeds 1% of our consolidated assets as shown on our latest quarterly financial statements.

However, the term “Restricted Subsidiary” does not include any Subsidiary which is principally engaged in certain types of leasing and financing activities.

      The term “Principal Property” is defined to mean any manufacturing plant or facility which is located within the continental United States and is owned by us or any Restricted Subsidiary. Our board of directors (or any duly authorized committee of the board of directors) by resolution may create an exception by declaring that any such plant or facility, together with all other plants and facilities previously so declared, is not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety. (Section 1.1)

      There are no covenants or other provisions which would offer protection to securityholders in the event of a highly leveraged transaction, rating downgrade or similar occurrence.

Merger, Consolidation or Sale of Assets

      Under the senior indenture, if, as a result of any consolidation or merger of Kellogg or any Restricted Subsidiary with or into any other corporation, or upon any sale, conveyance or lease of substantially all the properties of Kellogg or any Restricted Subsidiary, any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary becomes subject to a mortgage, pledge, security interest or other lien or encumbrance, we will effectively provide that the debt securities issued pursuant to the indenture shall be secured equally and ratably by a direct lien on such Principal Property, shares of stock or indebtedness. The lien should be prior to all liens other than any liens already existing on the Principal Property, so long as the Principal Property, shares of stock or indebtedness are subject to the mortgage, security interest, pledge, lien or encumbrance. (Section 9.2 of senior indenture)

Outstanding Debt Securities

      “Outstanding,” when used with respect to debt securities, means, as of the date of determination, all debt securities authenticated and delivered by the indenture trustee under the indentures, except:

•	debt securities cancelled by the indenture trustee or delivered to the indenture trustee for cancellation;

•	debt securities, or portions thereof, for whose payment or redemption money in the necessary amount and in the specified currency has been deposited with the indenture trustee or any paying agent (other than Kellogg) in trust or set aside and segregated in trust by Kellogg (if Kellogg shall act as its own paying agent) for the holders of such debt securities and, if such debt securities are to be redeemed, notice of such redemption has been given according to the indentures or provisions satisfactory to the indenture trustee have been made; and

•	debt securities which have been paid pursuant to the indentures or in exchange for or in lieu of which other debt securities have been authenticated and delivered pursuant to the indentures, other than any debt securities in respect of which there shall have been presented to the indenture trustee proof satisfactory to it that such debt securities are held by a bona fide purchaser in whose hands such debt securities are valid obligations of Kellogg. (See definition of “Outstanding”)

      The indentures provide that in determining whether the holders of the requisite aggregate principal amount of the outstanding debt securities have concurred in any direction, consent or waiver under the indentures, debt securities which are owned by us or any other obligor upon the debt securities or any affiliate of Kellogg or such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the indenture trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only debt securities which a responsible officer of the indenture trustee knows to be so owned shall be so disregarded. (Section 7.4)

Events of Default

      An Event of Default with respect to any series of debt securities is defined as:

•	a default for 30 days in payment of interest on any security of that series;

•	a default in payment of principal (or premium, if any) on any security of that series as and when the same becomes due either upon maturity, by declaration or otherwise;

•	a default by us in the performance of any of the other covenants or agreements in the indenture relating to the debt securities of that series which shall not have been remedied within a period of 90 days after notice by the trustee or holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding; and

•	certain events of bankruptcy, insolvency or reorganization of Kellogg. (Section 5.1)

The indenture provides that the trustee shall, with certain exceptions, notify the holders of the debt securities of Events of Default known to it and affecting that series within 90 days after the occurrence of the Event of Default. (Section 5.11)

      The indentures provide that if an Event of Default with respect to any series of debt securities shall have occurred and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the relevant series then outstanding may declare the principal amount of all of the debt securities of that series to be due and payable immediately. However, upon certain conditions such declaration may be annulled and past uncured defaults may be waived by the holders of a majority in principal amount of the debt securities of that series then outstanding. (Sections 5.1 and 5.10)

      Subject to the provisions of the indentures relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the indenture trustee shall be under no obligation to exercise any of the rights or powers in the indentures at the request or direction of any of the holders of the debt securities, unless the holders shall have offered to the trustee reasonable security or indemnity. (Sections 6.1 and 6.2) Subject to the provisions for security or indemnification and certain limitations contained in the indentures, the holders of a majority in principal amount of the outstanding debt securities of any series affected by an Event of Default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any trust or power conferred on the indenture trustee with respect to the debt securities of that series. (Section 5.9) The indentures require the annual filing by us with the trustee of a certificate as to compliance with certain covenants contained in the indenture. (Section 4.3)

      No holder of any security of any series will have any right to institute any proceeding with respect to the indentures or for any remedy thereunder, unless the holder shall have previously given the indenture trustee written notice of an Event of Default with respect to the debt securities and also the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request, and offered reasonable indemnity, to the indenture trustee to institute such proceeding as trustee, and the indenture trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, any right of a holder of any security to receive payment of the principal of (and premium, if any) and any interest on such security on or after the due dates expressed in such security and to institute suit for the enforcement of any such payment on or after such dates shall not be impaired or affected without the consent of such holder. (Sections 5.6 and 5.7)

Satisfaction and Discharge of Indenture

      The indentures, except for certain specified surviving obligations, will be discharged and canceled with respect to the debt securities of any series upon the satisfaction of certain conditions, including the payment of all the debt securities of the applicable series or the deposit with the indenture trustee as trust funds of cash or appropriate government obligations or a combination of the two sufficient for the payment or redemption in accordance with the indentures and the terms of the applicable series of debt securities. (Section 10.1)

Modification and Waiver

      The indentures contain provisions permitting us and the indenture trustee to execute certain supplemental indentures adding, changing or eliminating any provisions to the indentures or any supplemental indenture with respect to the debt securities of any series or modifying in any manner the rights of the holders of the debt securities of any series. However, no supplemental indenture may, among other things, (1) extend the final maturity of any debt security, or reduce the rate or extend the time of payment of any interest on the debt security, or reduce the principal amount of any debt security, premium on any debt security, or reduce any amount payable upon any redemption of any debt security, without the consent of the holder of each debt security so affected, or (2) reduce the percentage of debt securities of any series that is required to approve a supplemental indenture, without the consent of the holders of each debt security so affected. (Section 8.2)

Notices

      Notices to holders of the debt securities will be published in authorized daily newspapers in the City of New York and in London. Any notice given pursuant to these provisions shall be deemed to have been given on the date of publication or, if published more than once, on the date first published.

Governing Law

      The indentures provide that they and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

      Kellogg maintains customary banking relationships with affiliates of BNY Midwest Trust Company, the trustee under the indentures, and its affiliates.

DESCRIPTION OF DEBT WARRANTS

      We may issue, together with other securities or separately, debt warrants for the purchase of debt securities (“debt warrants”). The debt warrants are to be issued under debt warrant agreements (each a “debt warrant agreement”) to be entered into between us and a bank or trust company, as debt warrant agent (the “debt warrant agent”), all as set forth in the applicable prospectus supplement. The debt warrant agent will act solely as our agent in connection with the debt warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of debt warrants. Copies of the forms of debt warrant agreements and the forms of warrant certificates (the “debt warrant certificates”) will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated be reference in the registration statement of which this prospectus is a part. The following description of certain provisions of the forms of debt warrant agreements and debt warrant certificates does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the debt warrant agreements and the debt warrant certificates to be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated be reference in the registration statement of which this prospectus is a part.

General

      You should look in the accompanying prospectus supplement for the following terms of the offered debt warrants:

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which the principal amount of debt securities may be purchased;

•	the date on which the right to exercise the debt warrants shall commence and the date on which the right shall expire;

•	whether the debt securities purchasable upon exercise of the debt warrants are original issue discount debt securities, and discussion of applicable federal income tax considerations; and

•	whether the debt warrants represented by the debt warrant certificate will be issued in registered or bearer form, and, if registered, where they may be transferred and registered.

      Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise.

Exercise of Debt Warrants

      Each debt warrant will entitle the holder to purchase for cash the principal amount of debt securities at the exercise price determinable in the applicable prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business of the expiration date, unexercised debt warrants will become void.

      Debt warrants may be exercised as set forth in the applicable prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

DESCRIPTION OF COMMON STOCK

      We may issue, separately or together with or upon conversion of or exchange for other securities, common stock (“Common Stock”), all as set forth in the applicable prospectus supplement. The following summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to our Amended Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”) and our Bylaws, as amended (the “Bylaws”). A copy of each of the Restated Certificate of Incorporation and Bylaws are filed as exhibits to the registration statement of which this prospectus forms a part.

Authorized Shares

      The total amount of our authorized capital stock consists of 1,000,000,000 shares of Common Stock, par value of $0.25 per share, of which 406,166,805 shares were issued and outstanding as of July 31, 2001.

Dividends, Voting Rights and Liquidation

      The holders of outstanding shares of our Common Stock are entitled to receive dividends out of assets legally available for the payment of dividends at the times and in the amounts as the Board of Directors may from time to time determine. The shares of our Common Stock are neither redeemable nor convertible, and the holders of our common stock have no preemptive or subscription rights to purchase any securities of Kellogg. Each outstanding share of our Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting. Upon any liquidation, dissolution or winding up of Kellogg, whether voluntary or involuntary, remaining net assets, if any, of Kellogg shall be distributed ratably to the holders of the Common Stock.

Certain Provisions of the Restated Certificate of Incorporation and Bylaws

      The Restated Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of Kellogg unless the takeover or change of control is approved by our Board of Directors. Such provisions may also render the removal of the current Board of Directors and of management more difficult.

      Under the Restated Certificate of Incorporation, our Board of Directors is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of two-thirds of the voting power of the then outstanding shares of our stock entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class. Vacancies on the Board of Directors may only be filled by two-thirds of the remaining directors (or by a sole remaining director) and not by the stockholders, except in the case of newly created directorships, which may be filled by two-thirds of the remaining directors (or by a sole remaining director) or by the stockholders at the next annual or special meeting called for that purpose.

      The Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of our stockholders. In general, notice must be received by us not less than 30 days prior to the anniversary date of the record date for determination of stockholders entitled to vote at the immediately preceding annual meeting of stockholders and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the stockholder submitting the proposal.

      The Restated Certificate of Incorporation also provides that mergers, sales of assets, liquidations or dissolutions of Kellogg must be approved by the affirmative vote of the holders of two-thirds of the Voting Stock, voting together as a single class, unless the transaction is approved by a majority of the Continuing Directors (as defined in the Restated Certificate of Incorporation). A Continuing Director is generally one which is neither an Affiliate nor Associate (each as defined in the Restated Certificate of Incorporation) of the entity with which Kellogg merges or consolidates or to whom it sells assets, as the case may be, or of any person that proposes a liquidation of Kellogg (other than our chief executive officer). The Restated Certificate of Incorporation provides that this provision may be altered or repealed only by the affirmative vote of the holders of two-thirds of the Voting Stock, voting together as a single class.

      The requirement of a supermajority vote to approve certain corporate transactions and certain amendments to our Restated Certificate of Incorporation and Bylaws could enable a minority of our stockholders to exercise veto powers over such transactions and amendments.

      Special meetings of stockholders may be called only by our Chairman of the Board (or a Vice Chairman in the absence of the Chairman or a President in the absence of a Chairman or Vice Chairman) or by a number of directors equal to two-thirds the total number of directorships fixed by a resolution adopted by the Board of Directors, whether or not such directorships are filled at the time. The Restated Certificate of Incorporation provides that stockholders may act only at an annual or special meeting and stockholders may not act by written consent.

DESCRIPTION OF COMMON STOCK WARRANTS

      We may issue, together with other securities or separately, for the purchase of common stock (“common stock warrants”). The common stock warrants are to be issued under stock warrant agreements (each a “stock warrant agreement”) to be entered into between us and a bank or trust company, as stock warrant agent (the “stock warrant agent”), all as set forth in the applicable prospectus supplement. The stock warrant agent will act solely as our agent in connection with the common stock warrants of such series and will not assume any obligations or relationship of agency or trust for or with any holders or beneficial owners of common stock warrants. Copies of the forms of stock warrant agreements and the forms of warrant certificates (the “Stock Warrant Certificates”) will be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated be reference in the registration statement of which this prospectus is a part. The following description of certain provisions of the forms of stock warrant agreements and Stock Warrant Certificates does not purport to be complete and is subject to, and are qualified in their entirety by reference to, all the provisions of the stock warrant agreements and the Stock Warrant Certificates to be filed in an amendment to the registration statement of which this prospectus is a part or filed in a Current Report on Form 8-K and incorporated be reference in the registration statement of which this prospectus is a part.

General

      If we offer warrants for the purchase of Common Stock, the applicable prospectus supplement will describe their terms, which may include the following:

•	the offering price of the common stock warrants, if any;

•	the procedures and conditions relating to the exercise of the common stock warrants;

•	the number of shares of Common Stock purchasable upon exercise of each stock warrant and the initial price at which the shares may be purchased upon exercise;

•	the date on which the right to exercise the common stock warrants shall commence and the date on which the right shall expire (the “Expiration Date”);

•	a discussion of Federal income tax considerations applicable to the exercise of common stock warrants;

•	call provisions of the common stock warrants, if any;

•	anti-dilution provisions of the common stock warrants, if any; and

•	any other terms of the common stock warrants.

      The shares of Common Stock issuable upon the exercise of the common stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable.

      Prior to the exercise of their common stock warrants, holders of common stock warrants will not have any of the rights of holders of the Common Stock purchasable upon such exercise, and will not be entitled to any dividend payments on the Common Stock purchasable upon such exercise.

Exercise of Common Stock Warrants

      Each stock warrant will entitle the holder to purchase for cash the number of shares of Common Stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, common stock warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the applicable prospectus supplement. After the close of business on the Expiration Date, unexercised common stock warrants will become void.

      Common stock warrants may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the Stock Warrant Certificates properly completed and duly executed at the corporate trust office of the stock warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward a certificate representing the number of shares of Common Stock purchasable upon such exercise. If less than all of the common stock warrants represented by the Stock Warrant Certificate are exercised, a new Stock Warrant Certificate will be issued for the remaining amount of common stock warrants.

      No fractional shares will be issued upon exercise of common stock warrants, but we will pay the cash value of any fractional shares otherwise issuable.

DESCRIPTION OF TRUST PREFERRED SECURITIES

      This section describes the terms of the trust preferred securities that each Kellogg Company Capital Trust may offer from time to time. The particular terms of the trust preferred securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such securities will be outlined in the applicable prospectus supplement. The trust preferred securities may be issued from time to time in one or more series.

      Each Kellogg trust may issue, from time to time, only one series of preferred securities. The declaration of trust for each trust will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have the terms, including distributions, redemption, voting, liquidation and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the declaration or made part of the declaration by the Trust Indenture Act, and which will mirror the terms of the subordinated debt securities held by the trust and described in the applicable prospectus supplement. The following summary does not purport to be complete and is subject in all respects to the provisions of the applicable declaration, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act.

      Reference is made to the prospectus supplement relating to the preferred securities of any trust for specific terms, including:

•	the distinctive designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the annual distribution rate, or method of determining the rate, for trust preferred securities issued by the trust and the date or dates upon which distributions are payable; provided, however, that distributions on the trust preferred securities are payable on a quarterly basis to holders of the trust preferred securities as of a record date in each quarter during which the trust preferred securities are outstanding;

•	whether distributions on trust preferred securities issued by the trust are cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates from which distributions will be cumulative;

•	the amount which shall be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of trust;

•	the obligation or the option, if any, of a trust to purchase or redeem trust preferred securities and the price or prices at which, the period or periods within which, and the terms upon which, trust preferred securities issued by the trust may be purchased or redeemed;

•	the voting rights, if any, of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by one or more trusts, or of both, as a condition to specified action or amendments to the declaration of the trust;

•	the terms and conditions, if any, upon which the subordinated debt securities may be distributed to holders of trust preferred securities;

•	whether the trust preferred securities will be convertible or exchangeable into common stock or other securities, and, if so, the terms and conditions upon which the conversion or exchange will be effected, including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions;

•	if applicable, any securities exchange upon which the trust preferred securities shall be listed; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the trust not inconsistent with its declaration or with applicable law.

We will guarantee all trust preferred securities offered hereby to the extent set forth below under “Description of Preferred Securities Guarantees.” Certain United States federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

      In connection with the issuance of trust preferred securities, each trust will issue one series of common securities having the terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth in its declaration. The terms of the common securities will be substantially identical to the terms of the trust preferred securities issued by the trust and the common securities will rank equal with, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will carry the right to vote to appoint, remove or replace any of the trustees of a trust. Directly or indirectly, we will own all of the common securities of each trust.

Distributions

      Distributions on the trust preferred securities will be made on the dates payable to the extent that the trust has funds available for the payment of distributions in the trust’s property account. The trust’s funds available for distribution to the holders of the trust securities will be limited to payments received from us on the subordinated debt securities issued to the trust in connection with the issuance of the trust preferred securities. We will guarantee the payment of distributions out of monies held by the trust to the extent set forth under “Description of Preferred Securities Guarantees” below.

Deferral of Distributions

      With respect to any subordinated debt securities issued to a trust, we will have the right under the terms of the subordinated debt securities to defer payments of interest on the subordinated debt securities by extending the interest payment period from time to time on the subordinated debt securities. As a consequence of our extension of the interest payment period on subordinated debt securities held by a trust, distributions on the trust preferred securities would be deferred during any such extended interest payment period. The trust will give the holders of the trust preferred securities notice of an extension period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the trust preferred securities as they appear on the books and records of the trust on the record date next following the termination of the deferral period. The terms of any subordinated debt securities issued to a trust, including the right to defer payments of interest, will be described in the applicable prospectus supplement.

Mandatory Redemption

      The trust preferred securities have no stated maturity date, but will be redeemed upon the maturity of the subordinated debt securities issued to the trust in connection with the issuance of the trust preferred securities or to the extent the subordinated debt securities are redeemed prior to maturity. The subordinated debt securities will mature on the date specified in the applicable prospectus supplement. The subordinated debt securities may be redeemed at our option, to the extent specified in the applicable prospectus supplement and may also be redeemed at any time, in whole although not in part, in certain circumstances upon the occurrence of a tax event or an investment company event as described under “— Special Event Redemption” below.

      Upon maturity of the subordinated debt securities, the proceeds of their repayment simultaneously will be applied to redeem all outstanding trust securities at the redemption price. Upon the redemption of the subordinated debt securities, either at our option or pursuant to a tax event or investment company event, the trust will use the cash it receives upon redemption to redeem trust securities having an aggregate principal amount equal to the aggregate principal amount of the subordinated debt securities so redeemed at the redemption price. Before such redemption, holders of trust securities will be given not less than 30 nor more than 60 days’ notice. In the event that fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

Special Event Redemption

      Both a tax event and an investment company act event constitute special events for purposes of the redemption provisions described above.

      A tax event means that the trust has received an opinion of tax counsel to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any of its political subdivisions or taxing authorities, or any official administrative pronouncement or judicial decision interpreting or applying these laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of the original issuance of the preferred securities, there is more than an insubstantial risk that:

•	the trust is or within 90 days would be subject to United States federal income tax with respect to income accrued or received on the subordinated debt securities;

•	interest payable to the trust on the subordinated debt securities is not or within 90 days would not be deductible, in whole or in part, by us for United States federal income tax purposes; or

•	the trust is or within 90 days would be subject to a more than a de minimis amount of other taxes, duties or other governmental charges.

      An investment company event means that the trust has received an opinion of counsel to the effect that, as a result of the occurrence of a change in law or regulation or change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than a insubstantial risk that the trust is or will be considered an investment company required to be registered under the Investment Company Act, which change in law becomes effective on or after the date of the original issuance of the preferred securities.

Conversion or Exchange Rights

      The terms on which the trust preferred securities or related subordinated debt securities will be convertible into or exchangeable for our common stock or other securities will be set forth in the applicable prospectus supplement. Those terms, if applicable, will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions under which the number of shares of our common stock or other securities to be received by the holders of trust preferred securities or related subordinated debt securities would be subject to adjustment.

Distribution of Subordinated Debt Securities

      We will have the right at any time to dissolve a trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, to cause the distribution of subordinated debt securities issued to the trust to the holders of the trust securities in a total stated principal amount equal to the total stated liquidation amount of the trust securities then outstanding. The right to dissolve the trust and distribute the subordinated debt securities will be conditioned on our receipt of an opinion rendered by tax counsel that the distribution would not be taxable for United States federal income tax purposes to the holders.

Enforcement of Certain Rights by Holders of Preferred Securities

      If an event of default under the declaration of a trust occurs and is continuing, then the holders of trust preferred securities of such trust would rely on the enforcement by the property trustee of its rights as a holder of the applicable series of subordinated debt securities against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities of such trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the property trustee fails to enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities of such trust may institute a legal proceeding directly against us to enforce the property trustee’s rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

      Notwithstanding, if an event of default under the applicable declaration has occurred and is continuing and such event is attributable to the failure of Kellogg to pay interest or principal on the applicable series of subordinated debt securities on the date such interest or principal is otherwise payable or in the case of redemption, on the redemption date, then a holder of trust preferred securities of such trust may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the respective due date specified in the applicable series of subordinated debt securities. In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities under the applicable declaration to the extent of any payment made by us to such holder of trust preferred securities in such direct action.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

      Set forth below is a summary of information concerning the preferred securities guarantees which we will execute and deliver for the benefit of the holders of trust preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The preferred guarantee trustee will hold each guarantee for the benefit of the holders of the trust preferred securities to which it relates. The terms of each preferred securities guarantee will be those set forth in the preferred securities guarantee. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of preferred securities guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act. Each preferred securities guarantee will be held by the preferred guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

General

      Pursuant to each preferred securities guarantee, we will agree to pay in full, to the holders of the trust preferred securities issued by a trust, the guarantee payments, except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert. The following payments with respect to trust preferred securities, to the extent not paid by the trust, will be subject to the preferred securities guarantee:

•	any accrued and unpaid distributions which are required to be paid on the trust preferred securities, to the extent the trust shall have funds legally and immediately available for those distributions;

•	the redemption price set forth in the applicable prospectus supplement to the extent the trust has funds legally and immediately available therefor with respect to any trust preferred securities called for redemption by the trust; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the trust, other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds legally and immediately available, and (2) the amount of assets of the trust remaining available for distribution to holders of the trust preferred securities in liquidation of the trust.

      Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Kellogg to the holders of trust preferred securities or by causing the applicable trust to pay the amounts to the holders.

      Each preferred securities guarantee will not apply to any payment of distributions on the trust preferred securities except to the extent the trust shall have funds available therefor. If we do not make interest payments on the subordinated debt securities purchased by a trust, the trust will not pay distributions on the trust preferred securities issued by the trust and will not have funds available therefor. The preferred securities guarantee, when taken together with our obligations under the subordinated debt securities, the subordinated indenture and the declaration, including our obligations to pay costs, expenses, debts and liabilities of the trust other than with respect to the trust securities, will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

      We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities (our common securities guarantee) to the same extent as the preferred securities guarantee, except that upon an event of default under the subordinated indenture, holders of trust preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of Kellogg

      In each preferred securities guarantee, we will covenant that, so long as any trust preferred securities issued by the applicable trust remain outstanding, if there shall have occurred any event that would constitute an event of default under the preferred securities guarantee or the declaration of the trust, then, unless otherwise set forth in an applicable prospectus supplement we shall not:

•	declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

•	make any guarantee payments with respect to any of our capital stock; or

•	make any payment of principal, interest, or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) that rank equal with or junior to such subordinated debt securities.

        However, in such circumstances we may

•	declare and pay stock dividends on our capital stock payable in the same stock on which the dividend is paid;

•	redeem or repurchase any rights, declare a dividend of any rights, or issue any security under a rights plan;

•	purchase or acquire shares of our capital stock in connection with the satisfaction of our obligations under any employee benefit plan, stock option plan, employee stock purchase plan or direct reinvestment plan as may be in effect from time to time and satisfy our obligations pursuant to any contract or security outstanding on the date of the event requiring us to purchase our capital stock (other than a contractual obligation ranking pari passu or junior to the subordinated debt securities);

•	reclassify our capital stock or exchange or convert one class or series of our capital stock for another class or series of our capital stock, provided that the reclassification, exchange or conversion does not result in a change in the priority vis-a-vis the preferred securities of any class or series that is being so reclassified or that is the subject of the exchange or conversion; and

•	purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged.

Modification of the Preferred Securities Guarantees; Assignment

      Each preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the applicable trust except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities in which case no vote will be required. All guarantees and agreements contained in a preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.

Termination

      Each preferred securities guarantee will terminate as to the trust preferred securities issued by the applicable trust:

•	upon full payment of the redemption price of all trust preferred securities of the trust;

•	upon distribution of the subordinated debt securities held by the trust to the holders of the trust preferred securities of the trust; or

•	upon full payment of the amounts payable in accordance with the declaration of the trust upon liquidation of the trust.

      Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the preferred securities guarantee. The subordination provisions of the subordinated debt securities provide that in the event payment is made on the subordinated debt securities or the preferred securities guarantee in contravention of such provisions, such payments shall be paid over to the holders of senior indebtedness.

Events of Default

      An event of default under a preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations under the preferred securities guarantee.

      The holders of a majority in liquidation amount of the trust preferred securities relating to such preferred securities guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the preferred guarantee trustee under such trust preferred securities. If the preferred guarantee trustee fails to enforce such preferred securities guarantee, any holder of trust preferred securities relating to such guarantee may institute a legal proceeding directly against Kellogg to enforce the preferred guarantee trustee’s rights under such guarantee, without first instituting a legal proceeding against the relevant Kellogg trust, the guarantee trustee or any other person or entity. Notwithstanding, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the preferred securities guarantee for such payment. We waive any right or remedy to require that any action be brought first against such trust or any other person or entity before proceeding directly against us.

Status of the Preferred Securities Guarantees

      Unless otherwise indicated in an applicable prospectus supplement, the preferred securities guarantees will constitute unsecured obligations of Kellogg and will rank:

•	subordinate and junior in right of payment to all other liabilities of Kellogg;

•	equal with the most senior preferred or preference stock now or hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference stock of any affiliate of Kellogg; and

•	senior to our common stock.

The terms of the trust preferred securities provide that each holder agrees to the subordination provisions and other terms of the preferred securities guarantee.

      The preferred securities guarantees will constitute a guarantee of payment and not of collection; that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Information Concerning the Preferred Guarantee Trustee

      The preferred guarantee trustee, before the occurrence of a default with respect to a preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in such preferred securities guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred.

Governing Law

      The preferred securities guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

DESCRIPTION OF PURCHASE CONTRACTS

      We may issue, from time to time, purchase contracts, including contracts obligating holders to purchase from us and us to sell to the holders, a specified principal amount of debt securities or a specified number of shares of common stock or any of the other securities that we may sell under this prospectus at a future date or dates. The consideration payable upon settlement of the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by a specific reference to a formula set forth in the purchase contracts. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and other securities or obligations issued by us or third parties, including United States treasury securities, securing the holders’ obligations to purchase the relevant securities under the purchase contracts. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or units or vice versa, and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts.

      The prospectus supplement will describe the terms of any purchase contracts. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the purchase contracts.

DESCRIPTION OF UNITS

      We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

      Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

      We may, and in the case of the trust preferred securities, a Kellogg Company Capital Trust may, sell the securities being offered directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prospectus supplement will set forth the terms of the offering of the offered securities, including the name or names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to us and/or a trust from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any initial public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.

      Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

      Under certain circumstances, we may repurchase offered securities and reoffer them to the public as set forth above. We may also arrange for repurchase and resale of such offered securities by dealers.

      We may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us, pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

      In connection with the offering of securities, Kellogg or any trust may grant to the underwriters an option to purchase additional securities to cover over-allotments, if any, at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If Kellogg or any trust grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

      The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

      Under agreements which may be entered into by Kellogg or any trust, underwriters and agents who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Such underwriters and agents may be customers of, engaged in transactions with, or perform other services for Kellogg and its subsidiaries from time to time.

LEGAL OPINIONS

      The validity of the securities offered hereby will be passed upon by Kirkland & Ellis, a partnership including professional corporations, Chicago, Illinois, as counsel for Kellogg Company and Richards, Layton & Finger, P.A., Delaware, as counsel for the Kellogg Company Capital Trusts.

EXPERTS

      The financial statements of Kellogg incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of Kellogg incorporated in this prospectus by reference to the Current Report on Form 8-K filed on April 2, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.